Exhibit 10.18

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and entered into by and between Hugh Martin (“Executive”) and Pacific Biosciences of California, Inc., a Delaware corporation (the “Company”), effective as of September 16, 2010 (the “Effective Date”).

RECITALS

1.        It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.        The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.        The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change in Control. These benefits will provide Executive with enhanced financial security, incentive and encouragement to remain with the Company.

4.        Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.        Term of Agreement.    This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control. If Executive becomes entitled to benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.        At-Will Employment.    The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.        Severance Benefits.

     (a)        Termination without Cause or Other than Death or Disability or Resignation for Good Reason Within Twelve Months Following a Change in Control.    If on or within twelve (12) months following a Change in Control, the Company terminates Executive’s employment with the Company for a reason other than Cause or Executive’s death or Disability or Executive resigns for Good Reason, then, in each case subject to Section 4, Executive will receive the following severance from the Company:

        (i)      Base Salary Severance.    Executive will receive continuing payments of severance at a rate equal to Executive’s base salary rate, less applicable withholdings, as in effect immediately prior to Executive’s termination of employment (unless such termination occurs as a result of clause (ii) of the definition of “Good Reason” under Section 6(d) below, in which case the amount will be equal to Executive’s base salary as in effect immediately prior to such reduction) or, if greater, as in effect immediately prior to the Change in Control, for twelve (12) months from the date of such termination of employment, to be paid periodically in accordance with the Company’s normal payroll policies.

        (ii)      Equity.     One hundred percent (100%) of the unvested portion of the Executive’s then-outstanding equity awards (the “Awards”) will immediately vest and, to the extent applicable, become exercisable, as of the date of such termination. The Awards will remain exercisable, to the extent applicable, following Executive’s termination for the period prescribed in the applicable equity plan and agreement for each Award.

        (iii)    Continued Employee Benefits.    If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for, or pay directly on Executive’s behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans.

     (b)        Other Termination.   If Executive’s employment with the Company terminates other than as set forth in Section 3(a) above, then (i) all vesting will terminate immediately with respect to Executive’s outstanding Awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

     (c)        Exclusive Remedy.    In the event of a termination of Executive’s employment as set forth in Section 3(a) of this Agreement, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract or in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in Section 3 of this Agreement.

4.        Non-Duplication of Benefits.    In the event that Executive is entitled to benefits pursuant to this Agreement, the payments and benefits set forth herein are intended to be and are exclusive and in lieu of any payments or benefits set forth under Section 9 of the Employment Agreement entered into between Executive and the Company of even date herewith (the “Employment Agreement”), and Executive will be entitled to no payments or benefits under Section 9 of the Employment Agreement.

5.        Conditions to Receipt of Severance

     (a)        Release of Claims Agreement.    The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following Executive’s termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any right to severance payments or benefits under this Agreement. No severance payments and benefits under Section 3 of this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

     (b)        Confidential Information and Invention Assignment Agreements.    Executive’s receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.

     (c)        Section 409A.

      (i)      Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

      (ii)      Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

      (iii)    Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

      (iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1 (b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

      (v)     The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

6.        Limitation on Payments.    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

     (a)        delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), (iii) cancellation of accelerated vesting of equity awards; (iv) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

    Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7.        Definition of Terms.    For purposes of this Agreement, the following terms referred to in this Agreement will have the following meanings:

     (a)        Cause.     “Cause” means (i) conviction of any felony; (ii) conviction of any crime involving moral turpitude or dishonesty that causes, or is likely to cause, material harm to the Company; (iii) participation in a fraud or willful act of dishonesty against the Company that causes, or is likely to cause, material harm to the Company; (iv) intentional and material damage to the Company’s property; or (v) material breach of the Company’s Proprietary Information and Inventions Agreement.

     (b)        Change in Control.   “Change in Control” means the occurrence of any of the following:

      (i)      A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

      (ii)      A change in the effective control of the Company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

      (iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

      For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

      Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

      Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

     (c)        Disability.     “Disability” means Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

     (d)        Good Reason.   “Good Reason” means Executive’s termination of employment within thirty (30) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material reduction of Executive’s duties, authority, or responsibilities, relative to Employee’s duties, authority, or responsibilities as in effect immediately prior to such reduction, or any change which results in Executive ceasing to serve as the Chief Executive Officer of the Company, provided that, for the avoidance of doubt, Executive ceasing to serve as President of the Company or Chairman of the Board shall not constitute “Good Reason”; (ii) a material reduction by the Company in Executive’s annualized base pay as in effect immediately prior to such reduction (in other words, a reduction of more than ten percent (10%) of Executive’s annualized base compensation in any one year, other than a reduction applicable to executives generally that does not adversely affect Executive to a greater extent than other similarly situated executives); (iii) the relocation of Executive’s principal place of performing his or her duties as an employee of the Company by more than fifty (50) miles; or (iv) the failure of the Company to obtain the assumption of this Agreement by a successor. In order for an event to qualify as Good Reason, Executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

     (e)        Section 409A Limit.    “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

8.        Successors.

     (a)        The Company’s Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

     (b)        Executive’s Successors.    The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.        Notice.

     (a)        General.     Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the General Counsel of the Company.

     (b)        Notice of Termination.    Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

10.      Miscellaneous Provisions.

     (a)        No Duty to Mitigate.    Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

     (b)        Waiver.    No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c)        Headings.     All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     (d)        Entire Agreement.    This Agreement, together with the Employment Agreement, constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including but not limited to the Employment Agreement entered into between Executive and the Company dated March 13, 2004, as amended December 17, 2008. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

     (e)        Choice of Law.    The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Mateo County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

     (f)        Severability.     The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

     (g)        Withholding.     All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

     (h)        Counterparts.     This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

o O o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

	By:	/s/ Susan Barnes
Susan Barnes

	Title:	Chief Financial Officer

EXECUTIVE	By:	/s/ Hugh C. Martin

	Title:	President and Chief Executive Officer